UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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INCYTE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Incyte Corporation
1801 Augustine Cut-Off
Wilmington, Delaware 19803

Supplement to Proxy Statement for Annual Meeting of Shareholders

Monday, June 8, 2026
10:00 A.M. Eastern Daylight Time
1815 Augustine Cut-Off, Wilmington, Delaware 19803

This supplement, dated May 27, 2026, supplements the definitive proxy statement (the “Proxy Statement”) of Incyte Corporation (the “Company” or “Incyte”) filed with the Securities and Exchange Commission on April 28, 2026 relating to the Company’s Annual Meeting of Shareholders to be held on June 8, 2026.

Incyte is providing the following supplemental information regarding its executive compensation program as discussed in the Proxy Statement under the heading “Executive Compensation—Compensation Discussion and Analysis.”

One-time Sign-On Award to William J. Meury

As disclosed in the Proxy Statement, in connection with William J. Meury joining Incyte as Chief Executive Officer, Mr. Meury received a one-time sign-on performance share award with a target number of 125,000 shares of common stock, which can be earned at 0-400% of target based on actual stock price performance (subject to a maximum of 500,000 shares of common stock that can be issued under the performance share award if all performance criteria are satisfied within the six-year performance period). Shares can be earned in four equal tranches based on achievement of significant sustained stock price appreciation against a target stock price hurdle for each tranche. The volume weighted average daily price of the Company’s common stock must equal or exceed the applicable hurdle for 80 trading days in any period of 100 consecutive trading days and for at least 20 trading days during a single period when the trading window for directors and executive officers is open in order for the stock price hurdle to be considered achieved.

The second, third and fourth target price hurdles are each between 25% and 41% higher than the prior hurdle, with the final price hurdle being more than two and one-half times the closing price of the Company’s common stock at the time of Mr. Meury’s grant. As of May 27, 2026, only the first stock price hurdle had been achieved.

As disclosed in the Proxy Statement, the Company has not publicly disclosed the specific target stock price hurdles for Mr. Meury’s sign-on award because it believes advance disclosure of the thresholds could cause significant competitive harm to the Company’s business. The target price hurdles were intentionally established at levels that are attainable only through extraordinary performance. Disclosure of the specific hurdles could cause the Company’s shareholders or the investment community to view these prices as representing the Company’s public guidance as to its future enterprise value and/or long-term financial plan, which would not align with the Company’s strategy of using the target stock price hurdles to encourage exceptional outperformance. Disclosing the specific thresholds also creates a retention risk for Mr. Meury, who is crucial to the execution of the Company’s next phase of growth, as additional insight into the retentive value of the sign-on award would make it easier for the Company’s competitors to offer comparable compensation packages to induce Mr. Meury to leave the Company.

As disclosed in the Proxy Statement, the performance shares are subject to service vesting conditions, with service vesting on the later of the first anniversary of the grant date and the achievement of the applicable stock price hurdle, and, upon performance and service vesting, will settle on an extended basis through the issuance of common stock for an applicable tranche between the third and sixth anniversaries of Mr. Meury’s hiring date.

In light of the rationale described in the Proxy Statement, and the additional information set forth in this supplement, Incyte’s Board of Directors reiterates its original recommendation to vote FOR Proposal 2 – the Advisory Vote to Approve Executive Compensation.